ConforMIS Reports First Quarter 2017 Financial Results
BILLERICA, Mass., May 10 , 2017 (GLOBE NEWSWIRE) -- ConforMIS, Inc. (NASDAQ:CFMS), a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are customized to fit each patient's unique anatomy, announced today financial results for the first quarter ended March 31, 2017.
Q1 Summary:

•	Total revenue of $20.5 million, up 1% year-over-year on a reported basis and up 2% on a constant currency basis

•	Product revenue of $20.4 million, up 2% year-over-year on a reported basis and up 3% on a constant currency basis

•	U.S. product revenue increased 9% year-over-year

•	Rest of World product revenue decreased 16% year-over-year on a reported basis and decreased 12% year-over-year on a constant currency basis
"We reported better than expected revenue results in the first quarter of 2017,” said Mark Augusti, President and Chief Executive Officer of ConforMIS, Inc. “Revenue exceeded the mid-point of the first quarter 2017 guidance range in excess of $2 million. Our full year guidance remains unchanged as we work through this year of transition.”
First Quarter 2017 Financial Results

	Three months ended March 31,		Increase/decrease
($, in thousands)	2017	2016	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$15,964	$14,708	$1,256	9%	9%
Rest of world	4,415	5,274	(859)	-16%	-12%
Product revenue	20,379	19,982	397	2%	3%
Royalty revenue	76	268	(192)	-72%	-72%
Total revenue	$20,455	$20,250	$205	1%	2%

Total revenue increased $0.2 million to $20.5 million, or 1% year-over-year on a reported basis and increased 2% on a constant currency basis. Total revenue in the first quarter of 2017 included royalty revenue related to patent license agreements of $0.1 million as compared to $0.3 million in the first quarter of 2016.
Product revenue increased $0.4 million to $20.4 million, or 2% year-over-year on a reported basis and increased 3% on a constant currency basis. U.S. product revenue increased $1.3 million to $16.0 million, or 9% year-over-year, and Rest of World product revenue decreased $0.9 million to $4.4 million, or 16% year-over-year on a reported basis and decreased 12% on a constant currency basis. Product revenue from sales of iTotal CR, iDuo and iUni was $15.3 million for the three months ended March 31, 2017 compared to $17.6 million for the three months ended March 31, 2016, a decrease of $2.3 million, or 13% year-over-year, on a reported basis and 12% on a constant currency basis. Product revenue from sales of iTotal PS was $5.1 million for the three months ended March 31, 2017 compared to $2.4 million for the three months ended March 31, 2016, an increase of $2.7 million, or 113% year-over-year, on a reported and constant currency basis.

Total gross profit decreased $0.2 million to $6.5 million, or 32% of revenue, in the first quarter of 2017, compared to $6.7 million, or 33% of revenue, in the first quarter of 2016. The decrease in gross margin year-over-year was driven primarily by the impact of foreign currency exchange rate changes and the timing of royalty payments received.
Total operating expenses increased $2.0 million to $23.8 million, or 9% year-over-year. The increase in operating expenses was driven primarily by higher general and administrative expense, including a $1.4 million increase in patent litigation expense and a $0.7 million increase in personnel costs compared to last year.
Net loss was $17.2 million, or $0.40 per basic share, in the first quarter of 2017, compared to a net loss of $15.0 million, or $0.37 per basic share, for the same period last year. The change in first quarter net loss was driven primarily by higher general and administrative expense year-over-year.
As of March 31, 2017, the Company’s cash and cash equivalents and investments totaled $68.5 million, compared to $65.5 million as of December 31, 2016. As previously announced, in January 2017 the Company secured up to $50 million in term debt financing from Oxford Finance, of which $15 million was borrowed in January.
2017 Financial Guidance
ConforMIS reaffirms the financial guidance provided on February 15, 2017. For the full year 2017, the Company continues to expect total revenue in a range of $80 to $84 million and total gross margin in a range of 36% to 38%.
Note on Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain information regarding the Company's financial results or projected financial results on a non-GAAP "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis.
Conference Call
As previously announced, ConforMIS will conduct a conference call and webcast today at 4:30 PM Eastern Time. Management will discuss financial results and strategic matters. To participate in the conference call, please call 877-809-6331 (or 615-247-0224 for international) and use conference ID number 5263799 or listen to the webcast in the investor relations section of the company's website at ir.conformis.com. The online archive of the webcast will be available on the company's website for 30 days.
About ConforMIS, Inc.
ConforMIS is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient's unique anatomy. ConforMIS offers a broad line of customized knee implants and pre-sterilized, single-use instruments delivered in a single package to the hospital. In clinical studies, ConforMIS iTotal CR demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants. ConforMIS owns or exclusively in-licenses approximately 450 issued patents and pending patent applications that cover customized implants and patient-specific instrumentation for all major joints.
For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at http://ir.conformis.com/.
Cautionary Statement Regarding Forward-Looking Statements
Any statements in this press release about our future expectations, plans and prospects, including statements about our strategy, future operations, future financial position and results, market growth, total revenue and revenue mix by product and geography, gross margin, operating trends, the potential impact and advantages of using customized implants, and potential transition at the Company as well as other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to our estimates regarding the potential market opportunity for our current and future products, our expectations regarding our revenue, gross margin, expenses, revenue growth, transition and other results of operations, and the other risks and uncertainties described in the "Risk Factors" sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:    Investor contact
Oksana Bradley
ir@conformis.com
(781) 374-5598

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31
	2017	2016

Revenue
Product	$20,379	$19,982
Royalty	76	268
Total revenue	20,455	20,250
Cost of revenue	13,960	13,586
Gross profit	6,495	6,664

Operating expenses
Sales and marketing	10,816	11,115
Research and development	4,560	4,398
General and administrative	8,458	6,295
Total operating expenses	23,834	21,808
Loss from operations	(17,339)	(15,144)

Other income and expenses
Interest income	103	139
Interest expense	(307)	(25)
Foreign currency exchange transaction income	390	--
Total other expenses	186	114
Loss before income taxes	(17,153)	(15,030)
Income tax provision	7	4

Net loss	$(17,160)	$(15,034)

Net loss per share - basic and diluted	$(0.400)	$(0.370)
Weighted average common shares outstanding - basic and diluted	42,874,743	40,993,485

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2017	December 31, 2016
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$36,392	$37,257
Investments	27,910	28,242
Accounts receivable, net	13,052	14,675
Inventories	11,383	11,720
Prepaid expenses and other current assets	2,910	3,954
Total current assets	91,647	95,848
Property and equipment, net	15,760	15,084
Other Assets
Restricted cash	762	300
Investments	4,192	--
Intangible assets, net	684	746
Goodwill	753	753
Other long-term assets	29	79
Total assets	$113,827	$112,810

Liabilities and stockholder's equity
Current liabilities
Accounts payable	$5,768	$5,474
Accrued expenses	8,875	8,492
Deferred revenue	305	305
Total current liabilities	14,948	14,271
Other long-term liabilities	161	164
Deferred revenue	4,243	4,320
Long-term debt,less debt issuance costs	14,718	--
Total liabilities	34,070	18,755
Commitments and contingencies	--	--
Stockholders' equity
Preferred stock, $0.00001 par value:
Authorized: 5,000,000 shares authorized at March 31, 2017 and December 31, 2016, respectively, no shares outstanding as of March 31,2017 and December 31, 2016.	--	--
Common stock, $0.00001 par value:
	--	--
Additional paid-in capital	480,022	476,486
Accumulated deficit	(400,401)	(382,930)
Accumulated other comprehensive loss	136	(499)
Total stockholders' equity	79,757	94,055
Total liabilities and stockholders' equity	$113,827	$112,810